Exhibit 99.3

December 11, 2022

Ribeye Parent, LLC
c/o BDT Capital Partners, LLC
401 North Michigan Avenue, Suite 3100
Chicago, Illinois 60611

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of December 11, 2022 (as it may be amended or otherwise modified in accordance with its terms from time to time, the “Merger Agreement”), by and among Weber Inc., a Delaware corporation (the “Company”), Ribeye Parent, LLC, a Delaware limited liability company (“Parent”), and Ribeye Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.  This letter agreement (this “Letter”) sets forth the commitments of the funds listed under the heading “Fund” on Schedule 1 attached hereto (each, together with its respective successors and assigns, a “Fund” and collectively, the “Funds”), in each case subject to the terms and conditions set forth herein, to purchase, directly or indirectly, certain equity interests of Parent.  For purposes of this Letter, a Fund’s “Pro Rata Percentage” means the percentage set forth opposite such Fund’s name under the heading “Pro Rata Percentage” on Schedule 1 attached hereto.

1.          Subscription Commitments.  Subject to the terms and conditions set forth herein, each Fund hereby commits, severally and not jointly, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price not to exceed the product of (i) $886,000,000 (the “Aggregate Subscription Commitment”) multiplied by (ii) such Fund’s Pro Rata Percentage (each such commitment, a “Subscription Commitment”).  Notwithstanding anything to the contrary in this Letter, no Fund shall be obligated to contribute an amount in excess of its Subscription Commitment (with respect to each Fund, its “Subscription Commitment Cap”), and this Letter may not be enforced against a Fund without giving effect to its Subscription Commitment Cap.  The Aggregate Subscription Commitment, subject to each Fund’s Subscription Commitment Cap, will be contributed by Parent to Merger Sub to fund the payment of the aggregate Merger Consideration at the Closing and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions pursuant to, and subject to the terms of, Sections 2.01(c) and 2.04(a) of the Merger Agreement (collectively, the “Closing Payments”).  Each Fund may allocate all or a portion of its investment required pursuant to this Section 1 to other Persons and its Subscription Commitment hereunder will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Closing for the purpose of funding the Closing Payments; provided that such allocation does not cause Parent or its Affiliates, including the Funds, to breach Section 5.01(c) of the Merger Agreement.  If, as of the Closing, the amount required to be paid pursuant to the Merger Agreement is less than the Aggregate Subscription Commitment, the Subscription Commitments applicable to the Funds on Schedule 1 will be reduced, in the aggregate, by the amount of such difference, with such reduction among such Funds to be determined by Parent in its sole discretion.  The type of equity securities of Parent to be acquired by each Fund will be determined in the sole discretion of each Fund and Parent, subject to compliance in all respects with the Merger Agreement.

2.          Bridge Loan Commitment.  Subject to the terms and conditions set forth herein, each Fund hereby commits, severally and not jointly, that, at or prior to each date on which any Loan (as defined in the Bridge Loan Facility) under the Bridge Loan Facility is required to be made, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price equal to the product of (i) the principal amount of such Loan (less the amount of cash on hand of Parent actually applied to fund such Loan) multiplied by (ii) such Fund’s Pro Rata Percentage (each such commitment, a “Bridge Loan Commitment”).  Notwithstanding anything to the contrary in this Letter, no Fund shall be obligated to contribute an amount in excess of the product of (i) $350,000,000 multiplied by (ii) such Fund’s Pro Rata Percentage (with respect to each Fund, its “Bridge Loan Commitment Cap”), and this Letter may not be enforced against a Fund without giving effect to its Bridge Loan Commitment Cap.  Any amount contributed by each Fund in respect of its Bridge Loan Commitment (each amount so contributed, a “Bridge Loan Contribution”), subject to each Fund’s Bridge Loan Commitment Cap, will be used by Parent to make Loans required to be made pursuant to, and subject to the terms of, the Bridge Loan Facility.  Each Fund may allocate all or a portion of its Bridge Loan Contribution required pursuant to this Section 2 to other Persons and each of its Bridge Loan Commitments hereunder will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) for the purpose of funding any Loan.  The type of equity securities of Parent to be acquired by each Fund with respect to each Bridge Loan Contribution will be determined in the sole discretion of each Fund and Parent, subject to compliance in all respects with the Bridge Loan Facility.

3.          Limited Guarantee. (a)  Subject to the terms and conditions set forth herein, each Fund, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual performance and discharge of Parent and Merger Sub’s payment obligations in respect of any monetary damages required to be paid to the Company in accordance with the Merger Agreement if, as and when those obligations become payable under the Merger Agreement subject to, and solely in accordance with, the terms and conditions of the Merger Agreement (the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Section 3, (i) the liability of the Funds under this Section 3 is several and not joint and in no event shall any Fund’s aggregate liability under this Section 3 exceed, for each Fund, such Fund’s Pro Rata Percentage of $11,000,000 (such limitation on the aggregate liability of each Fund with respect to the Guaranteed Obligations as described in the immediately preceding clause being herein referred to as the “Guarantee Cap”) and (ii) this Section 3 may not be enforced against any Fund without giving effect to its Guarantee Cap (and to the provisions of Sections 7 and 8 of this Letter). This Section 3 may be enforced for the payment of money only. Notwithstanding anything that may be expressed or implied in this Letter or any document or instrument delivered in connection herewith, and for the avoidance of doubt, in no event shall any Fund have any obligation to make any payment or contribution under Section 1 of this Letter at any time after such Fund has made full payment under this Section 3 in accordance with the terms hereof.  BDT Capital Partners Fund 3, L.P. hereby acknowledges and agrees that it is the “ultimate parent entity” of Parent and Merger Sub for purposes of the HSR Act and will do all things necessary for Parent and Merger Sub to comply with its obligations under Section 5.05 of the Merger Agreement in all material respects.

(b)          Each Fund’s liability under this Section 3 is, subject to the terms and conditions of this Letter, absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed in writing to by Parent or Merger Sub.  Without limiting the foregoing, the Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect any Fund’s obligations hereunder.  In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to a Fund for any reason whatsoever, such Fund shall remain liable under this Section 3 as if such payment had not been made.  This Section 3 is a guarantee of payment and not of collection.

(c)          Each Fund agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Fund, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Fund’s obligations under this Section 3 or affecting the validity or enforceability of this Section 3. Subject to the other terms and conditions set forth in this Letter (including Sections 12 and 13 of this Letter), each Fund agrees that the obligations of such Fund under this Section 3 shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or such Fund; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (iii) any change in the legal existence, structure or ownership of Parent or Merger Sub; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; or (v) the adequacy of any means the Company may have of obtaining payment of the Guaranteed Obligations.

(d)          To the fullest extent permitted by applicable Law, each Fund hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Company, except as expressly set forth in this Letter or in the Merger Agreement. Each Fund waives promptness, diligence, notice of the acceptance of this Section 3 and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub. Each Fund acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 3(d) are knowingly made in contemplation of such benefits.

 (e)          Subject to Section 3(f) of this Letter, each Fund hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Fund’s obligations under or in respect of this Section 3, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and such Fund shall not exercise any such rights unless and until all amounts payable by such Fund under this Section 3 (which shall be subject to the applicable Guarantee Cap) shall have been indefeasibly paid in full in immediately available funds.  If any amount shall be paid to a Fund in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by such Fund under this Section 3 (which shall be subject to the applicable Guarantee Cap), such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Fund and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Fund under this Section 3.

(f)          Notwithstanding anything to the contrary contained in this Letter or otherwise, the Company hereby agrees that each Fund shall have all defenses to the payment of its obligations under this Section 3 (which in any event shall be subject to the applicable Guarantee Cap) that would be available to Parent or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations.

4.          Conditions.  (a) Each Fund’s Subscription Commitment shall be subject to satisfaction of the following conditions:  (i) the full satisfaction or waiver of each of the conditions to Parent’s obligations to consummate the Closing set forth in Sections 6.01 and 6.02 of the Merger Agreement (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (ii) the substantially simultaneous consummation of the Closing in accordance with the terms and conditions of the Merger Agreement.

(b)          Each Fund’s obligation to make the applicable Bridge Loan Contribution necessary to fund any Loan required to be made by Parent pursuant to the Bridge Loan Facility shall be subject to satisfaction of the following conditions:  (i) the full satisfaction of each of the conditions to the effectiveness of the Bridge Loan Facility set forth in Section 4.01 of the Bridge Loan Facility and (ii) the full satisfaction or waiver of each of the conditions to Parent’s obligations to make such Loan under the Bridge Loan Facility as set forth in Section 4.02 of the Bridge Loan Facility.

5.          Parties in Interest; Third Party Beneficiaries.  The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Letter, and this Letter is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided that (a) the Company is an express third party beneficiary of clause (b) of Section 6 of this Letter, the first sentence of Section 7 of this Letter, Section 13 of this Letter and Section 15(f) of this Letter, in each case subject to the terms and conditions thereof, and (b) any Non-Recourse Party (as defined below) may rely on and enforce the provisions of Section 8 of this Letter.

6.          Enforceability.  This Letter may only be enforced by (a) Parent and (b) the Company (i) to cause each Fund to fund its Subscription Commitment, solely in the event that the Company has the right to seek specific performance of Parent’s obligation to consummate the Transactions, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 8.08 of the Merger Agreement and the rights, obligations and limitations set forth herein, (ii) to cause each Fund to fund each Bridge Loan Commitment (subject to such Fund’s Bridge Loan Commitment Cap), solely in the event that the Company or the Borrower (as defined in the Bridge Loan Facility) has the right to cause the Loan in respect to such Bridge Loan Commitment to be made under the Bridge Loan Facility and (iii) to cause each Fund to satisfy the Guaranteed Obligations (subject to such Fund’s Guarantee Cap). Neither Parent’s creditors nor any other Person (other than the Company to the extent provided herein) shall have any right to enforce this Letter or to cause Parent to enforce this Letter.

7.          No Modification; Entire Agreement.  This Letter may not be amended or otherwise modified without the prior written consent of Parent, each Fund and, solely in the case of any amendment or modification that is adverse to the Company, the Company.  Together with the Merger Agreement and the Bridge Loan Facility, this Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between a Fund or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

8.          No Recourse; Release.  The Company acknowledges the separate legal existence of Parent.  The Company acknowledges and agrees that the sole assets of Parent are cash in amounts necessary to fund Loans from time to time, any notes in respect of any outstanding Loans, cash from any interest payments in respect of any outstanding Loans and all of the issued and outstanding capital stock of Merger Sub and, except as contemplated by Sections 2 and 3 of this Letter, that no additional funds are expected to be contributed to Parent unless and until the Closing occurs under the Merger Agreement.  Notwithstanding anything that may be expressed or implied in this Letter, the Merger Agreement, the Bridge Loan Facility or in any agreement or instrument delivered or contemplated hereby or thereby (collectively, the “Transaction Documents”) or statement made or action taken to the extent in connection with or related to the transactions contemplated by any of the Transaction Documents or the negotiation, execution, performance or breach of any Transaction Document (the Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Company or any Company Related Party, and notwithstanding the fact that the Funds are limited partnerships or similar entities, by its acceptance of the benefits of this Letter, the Company covenants, acknowledges and agrees, on behalf of itself and the Company Related Parties, that:

(a)          no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) the obligations of Parent and Merger Sub under and pursuant to the Merger Agreement, (ii) the obligations of Parent under and pursuant to the Bridge Loan Facility, (iii) each Fund’s (several and not joint) obligation to specifically perform its obligation to make an equity contribution to Parent pursuant to Section 1 of this Letter in accordance with the terms of this Letter and if the conditions set forth in Section 4(a) of this Letter have been satisfied and the Company obtains specific performance of such obligation pursuant to, and subject to the limitations set forth in, Section 8.08 of the Merger Agreement and Section 6 of this Letter, (iv) each Fund’s (several and not joint) obligation to specifically perform its obligation to make an equity contribution to Parent pursuant to Section 2 of this Letter in accordance with the terms of this Letter and if the conditions set forth in Section 4(b) of this Letter have been satisfied (subject to the applicable Bridge Loan Commitment Cap of such Fund) and (v) each Fund’s (several and not joint) obligation to make a cash payment to the Company under and pursuant to the terms of Section 3 of this Letter (subject to the applicable Guarantee Cap of such Fund) and to otherwise comply with the terms of this Letter (the claims described in this Section 8(a) against the Persons specified herein or any of their respective permitted successors or assigns, collectively, the “Retained Claims”); and

(b)          no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under or to the extent in connection with or related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through the Company, Parent or any other Person interested in the transactions contemplated by any Transaction Document or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Company, any Company Related Parties, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for the Retained Claims (it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of any Fund under this Letter or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any course of conduct, any course of dealing, or any oral representations, warranties, agreements or statements made or alleged to have been made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation); provided that the foregoing shall not limit, abridge or otherwise modify any remedies available under the Retained Claims.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Company or any Company Related Party and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under or to the extent in connection with or related to any Transaction-Related Matter.  To the fullest extent permitted by applicable Law, the Company, on behalf of itself and each Company Related Party, hereby releases, remises and forever discharges all claims (other than the Retained Claims) that the Company or any Company Related Party has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement or Parent breaches its obligations under the Bridge Loan Facility, whether or not such breach is caused by a Fund’s breach of its obligations under this Letter. The Company hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause or instruct (as applicable) each Company Related Party not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party.

As used herein, the term “Non-Recourse Party” means each of the Funds and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests or similar interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the Funds (including Parent) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests or similar interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors or assigns of any of the foregoing, and the providers or potential providers of any equity or debt financing in connection with the Transactions.

9.          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)          This Letter and any claim, cause of action or Action (whether in contract, tort or otherwise) that may directly or indirectly be based upon, relate to or arise out of this Letter, or the negotiation, execution or performance of this Letter, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          Each party hereto (i) expressly submits to the personal jurisdiction and venue of the Designated Courts, in the event any claim, cause of action or Action involving the parties hereto (whether in contract, tort or otherwise) based upon, relating to or arising out of this Letter, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that the Designated Courts are an inconvenient forum with respect to such claim, cause of action or Action and (iii) agrees that it shall not bring any claim, cause of action or Action against any other parties hereto based upon, relating to or arising out of this Letter in any court other than the Designated Courts.  Each party hereto hereby irrevocably consents to the service of process with respect to the Designated Courts in any such claim, cause of action or Action by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to, with respect to the Funds and Parent, the address set forth for Parent or Merger Sub and, with respect to the Company, the address set forth for the Company, in each case, in Section 8.10 of the Merger Agreement.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, CAUSE OF ACTION OR ACTION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(C).

10.          Counterparts.  This Letter may be executed in one or more counterparts (including by facsimile, PDF, electronic mail or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

11.          Confidentiality.  This Letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Transactions.  This Letter may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of each Fund in each instance; provided, that no such written consent is required for any disclosure of the existence or the terms of this Letter (a) to the extent required by applicable Law (provided, that, to the extent permitted by applicable Law, Parent or the Company, as applicable, will provide each Fund an opportunity to review such required disclosure in advance of such public disclosure being made), (b) to Parent’s or the Company’s Representatives who need to know of the existence or terms of this Letter solely for the purpose of consummating the Transactions, (c) in connection with the enforcement by the Company of its rights hereunder or under the Transaction Documents or (d) to the extent required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with the Information Statement or the Schedule 13E-3 or any other report, schedule, form, statement or other document required to be filed or furnished with the SEC in connection with the Transactions.

12.          Termination.  (a) The obligation of each Fund under or in connection with Section 1 of this Letter will terminate automatically and immediately upon the earliest to occur of (i) the Closing (including the funding of the Closing Payments), (ii) the valid termination of the Merger Agreement pursuant to Section 7.01 thereof, (iii) the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, asserting a claim for any payment from a Fund under Section 2 of this Letter, (iv) the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, asserting a claim or any theory of liability against any Fund or any Non-Recourse Party under or in connection with this Letter or the Merger Agreement or any other Transaction-Related Matters, other than the Company asserting any Retained Claim, and (v) the assertion of a claim by the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, that (A) any Fund’s liability under or in respect of Section 1 of this Letter, the Merger Agreement, any of the transactions contemplated hereby or thereby or any related matters is not limited to the amount of its Subscription Commitment and Subscription Commitment Cap or that the limitation of such liability to the amount of such Subscription Commitment or Subscription Commitment Cap is illegal, invalid or unenforceable, in whole or in part, (B) any Fund’s liability under or in respect of Section 2 of this Letter, the Bridge Loan Facility, any of the transactions contemplated hereby or thereby or any related matters is not limited to the amount of each of its Bridge Loan Commitments and Bridge Loan Commitment Cap or that the limitation of such liability to the amount of each of such Bridge Loan Commitments or the Bridge Loan Commitment Cap is illegal, invalid or unenforceable, in whole or in part, (C) the liability of any Fund under or in respect of Section 3 of this Letter is not limited to the Guaranteed Obligations and the amount of the Guarantee Cap or that the limitation of such liability to the Guaranteed Obligations or the amount of the Guarantee Cap is illegal, invalid or unenforceable, in whole or in part or (D) the provisions of this Section 12 or Section 8 of this Letter are illegal, invalid or unenforceable, in whole or in part.

(b)          The obligation of each Fund under or in connection with Section 2 of this Letter will terminate automatically and immediately upon the earliest to occur of (i) the Closing (including the funding of the Closing Payments), (ii) the valid termination of the Merger Agreement by Parent pursuant to Section 7.01(c)(i) thereof, (iii) an Event of Default (as defined in the Bridge Loan Facility), (iv) the Maturity Date (as defined in the Bridge Loan Facility), (v) the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, asserting a claim or any theory of liability against any Fund or any Non-Recourse Party under or in connection with this Letter or the Merger Agreement or any other Transaction-Related Matters, other than the Company asserting any Retained Claim, and (vi) the assertion of a claim by the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, that (A) any Fund’s liability under or in respect of Section 1 of this Letter, the Merger Agreement, any of the transactions contemplated hereby or thereby or any related matters is not limited to the amount of its Subscription Commitment and Subscription Commitment Cap or that the limitation of such liability to the amount of such Subscription Commitment or Subscription Commitment Cap is illegal, invalid or unenforceable, in whole or in part, (B) any Fund’s liability under or in respect of Section 2 of this Letter, the Bridge Loan Facility, any of the transactions contemplated hereby or thereby or any related matters is not limited to the amount of each of its Bridge Loan Commitments and Bridge Loan Commitment Cap or that the limitation of such liability to the amount of each of such Bridge Loan Commitments or the Bridge Loan Commitment Cap is illegal, invalid or unenforceable, in whole or in part, (C) the liability of any Fund under or in respect of Section 3 of this Letter is not limited to the Guaranteed Obligations and the amount of the Guarantee Cap or that the limitation of such liability to the Guaranteed Obligations or the amount of the Guarantee Cap is illegal, invalid or unenforceable, in whole or in part or (D) the provisions of this Section 12 or Section 8 of this Letter are illegal, invalid or unenforceable, in whole or in part.

(c)          The obligation of each Fund under or in connection with Section 3 of this Letter will terminate automatically and immediately upon the earliest to occur of (i) the Closing (including the funding of the Closing Payments), (ii) the payment of the Guaranteed Obligations by the Funds, (iii) the valid termination of the Merger Agreement pursuant to Section 7.01(a) thereof, (iv) 60 days following the valid termination of the Merger Agreement (other than pursuant to Section 7.01(a)), unless the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, shall have commenced litigation against any Fund under and pursuant to Section 3 of this Letter prior to the expiration of such 60-day period, in which case, the obligation of each Fund under or in connection with Section 3 of this Letter shall terminate upon the final, non-appealable resolution of such action and satisfaction by each Fund of any obligations finally determined or agreed to be owed by such Fund, consistent with the terms of Section 3 of this Letter, (v) the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, asserting a claim or any theory of liability against any Fund or any Non-Recourse Party under or in connection with this Letter or the Merger Agreement or any other Transaction-Related Matters, other than the Company asserting any Retained Claim, and (vi) the assertion of a claim by the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, that (A) any Fund’s liability under or in respect of Section 1 of this Letter, the Merger Agreement, any of the transactions contemplated hereby or thereby or any related matters is not limited to the amount of its Subscription Commitment and Subscription Commitment Cap or that the limitation of such liability to the amount of such Subscription Commitment or Subscription Commitment Cap is illegal, invalid or unenforceable, in whole or in part, (B) any Fund’s liability under or in respect of Section 2 of this Letter, the Bridge Loan Facility, any of the transactions contemplated hereby or thereby or any related matters is not limited to the amount of each of its Bridge Loan Commitments and Bridge Loan Commitment Cap or that the limitation of such liability to the amount of each of such Bridge Loan Commitments or the Bridge Loan Commitment Cap is illegal, invalid or unenforceable, in whole or in part, (C) the liability of any Fund under or in respect of Section 3 of this Letter is not limited to the Guaranteed Obligations and the amount of the Guarantee Cap or that the limitation of such liability to the Guaranteed Obligations or the amount of the Guarantee Cap is illegal, invalid or unenforceable, in whole or in part, or (D) the provisions of this Section 12 or Section 8 of this Letter are illegal, invalid or unenforceable, in whole or in part.  If the obligation of each Fund under or in connection with Section 3 of this Letter terminates pursuant to clauses (v) or (vi) of the immediately preceding sentence then:  (i) the obligations of each Fund under or in connection with Section 3 of this Letter shall terminate ab initio and be null and void; (ii) if any Fund has previously made any payments under or in connection with Section 3 of this Letter, such Fund shall be entitled to recover and retain such payments; and (iii) no Fund or Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any Company Related Party, or any Person claiming by, through or for the benefit of any of the foregoing, or any other Person in any way under or in connection with this Letter (including Sections 1 and 3 of this Letter), the Merger Agreement, any other agreement or instrument delivered in connection with this Letter, the Merger Agreement or the Transactions (other than Parent or Merger Sub under the Merger Agreement).

(d)          This Section 12 and Sections 5, 6, 7, 8, 9, 10, 11, 13, 14 and 16 of this Letter shall survive any termination pursuant to clauses (a) or (b) of this Section 12 of this Letter.

13.          No Assignment.  Neither this Letter nor any rights, benefits or obligations set forth herein shall be assigned, delegated or otherwise transferred by any of the parties hereto without the consent of the other parties hereto and the Company, except that (a) each Fund may assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, in whole or in part, to any Person (provided that no such assignment, delegation or transfer shall relieve such Fund of its obligations hereunder unless and to the extent such assignment, delegation or transfer is to an investment fund managed by an Affiliate that has and will maintain available funds or undrawn capital commitments in excess of the sum of the full Subscription Commitment and the Bridge Loan Commitment Cap assigned to such investment fund, in which case such assignment, delegation or transfer shall relieve such Fund of such obligations with respect to such Fund’s Subscription Commitment, Bridge Loan Commitments (which shall be subject to such Fund’s Bridge Loan Commitment Cap) and Guaranteed Obligations (which shall be subject to such Fund’s Guarantee Cap)) and (b) Parent may assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, in whole or in part, to any assignee of Parent’s rights, benefits or obligations under the Merger Agreement pursuant to an assignment thereof in accordance with the terms and conditions of the Merger Agreement.

14.          Severability.  Any term or provision of this Letter that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter or affecting the validity or enforceability of any of the terms or provisions of this Letter in any other jurisdiction; provided that this Letter may not be enforced without giving effect to the limitation of the amount payable by each Fund under Sections 1, 2 and 3 hereof.  If any provision of this Letter is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

15.          Representations and Warranties.  Each Fund hereby represents and warrants to Parent that:  (a) it has all requisite limited partnership or other power and authority to execute, deliver and perform this Letter and the execution, delivery and performance of this Letter have been duly authorized by all necessary action and do not contravene any provision of such Fund’s partnership agreement or other organizational documents or any law, decree, order, judgment or contractual restriction binding on such Fund or its assets; (b) all Consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter by such Fund have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Letter; (c) assuming due authorization, execution and delivery of this Letter by Parent, this Letter constitutes a legal, valid and binding obligation of such Fund enforceable against such Fund in accordance with its terms, subject to:  (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (d) the Subscription Commitment of such Fund is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of the Subscription Commitment of such Fund hereunder plus the Bridge Loan Commitment Cap of such Fund hereunder; and (f) such Fund has the financial capacity to pay and perform its obligations under Section 3 of this Letter, and all funds necessary for such Fund to fulfill its obligations under Section 3 of this Letter shall be available to such Fund for so long as Section 3 of this Letter shall remain in effect in accordance with Section 12 of this Letter.

16.          Construction.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Letter.  The following provisions shall be applied wherever appropriate herein:  (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Letter as an entirety and not solely to the particular portion of this Letter in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; and (d) the word “including” or any variation thereof shall mean “including, without limitation”.

[Signature pages follow]

Sincerely,

BDT CAPITAL PARTNERS FUND 3 (DEL) L.P.

By:	BDTCP GP 3-A (DEL), LLC
Its:	General Partner

By:	BDTCP GP 3-A, L.P.
Its:	Sole Member

By:	BDTCP GP 3, Co.
Its:	General Partner

By:	/s/ Mary Ann Todd
Name:	Mary Ann Todd
Title:	Secretary & General Counsel

BDT CAPITAL PARTNERS FUND 3 (LUX) SCSp

By:	BDTCP GP 3-A (Lux) S.à r.l.
Its:	General Partner

By:	/s/ Cindy Z. Michel
Name:	Cindy Z. Michel
Title:	Class A Manager

BDT CAPITAL PARTNERS FUND 3 (TE), L.P.

By:	BDTCP GP 3-A, L.P.
Its:	General Partner

By:	BDTCP GP 3, Co.
Its:	General Partner

By:	/s/ Mary Ann Todd
Name:	Mary Ann Todd
Title:	Secretary & General Counsel

BDT CAPITAL PARTNERS FUND 3, L.P.

By:	BDTCP GP 3, L.P.
Its:	General Partner

By:	BDTCP GP 3, Co.
Its:	General Partner

By:	/s/ Mary Ann Todd
Name:	Mary Ann Todd
Title:	Secretary & General Counsel

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

RIBEYE PARENT, LLC

By:	/s/ Mary Ann Todd
Name:	Mary Ann Todd
Title:	General Partner

[Signature Page to Equity Commitment Letter]